EXHIBIT 99.1

TransAct Technologies Provides COVID-19 Related Business Update

March 24, 2020

HAMDEN, CT. -- TransAct® Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today announced a series of actions to enhance the Company's financial flexibility in response to the unprecedented uncertainty related to the impact the novel coronavirus (COVID-19) pandemic is having on the food service and casino industries.

"First and foremost, the long-term health and well-being of our employees and their families, our customers, and the broader communities where we operate is our primary concern, and we have implemented robust measures in each of our facilities to keep our employees safe," said Bart Shuldman, Chairman and Chief Executive Officer of TransAct. “We are taking meaningful action to mitigate the impact of the novel coronavirus (COVID-19) on our financial condition and successfully navigate the uncertainty ahead. That said, we are confident in the strategic value our BOHA! ecosystem provides to the food service industry and look forward to executing on our strategy.”

The Company’s original growth plan for 2020 called for increasing operating expenses to accelerate the growth of our Food Service Technology market. This included the full effect of headcount hired in Q4 2019, new hires already made in January and February of 2020 and additional planned hires for the remainder of the year, as well as planned increases in product development and other additional marketing initiatives.

In response to the novel coronavirus (COVID-19) pandemic we have postponed any further increases in spending and have implemented a number of cost reduction initiatives. We expect the actions that we are taking to reduce overhead and operating expenses by approximately $1.75 million from our estimated Q1 2020 quarterly run-rate.

The cost reduction initiatives we are taking include the following:
•	10% across the board salary reduction for all salaried, non-commissioned employees
•	Reduction in sales commissions for all commissioned employees
•	10% reduction of cash retainer fees for all non-employee directors
•	Furloughing approximately 10% of our workforce
•	Eliminating all discretionary spending such as trade shows, marketing and promotional activities, travel expenses, training, etc. wherever possible

As a reminder, we recently announced a new asset based credit facility of up to $10 million.  This access to capital provides enhanced liquidity and flexibility for these unprecedented times.

For more information on the Company’s BOHA! ecosystem, please visit www.transact-tech.com/restaurant-solutions/boha.

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About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food service, casino and gaming, POS automation, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca® and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

BOHA! is a trademark of TRANSACT Technologies Incorporated. ©2019 TRANSACT Technologies Incorporated. All rights reserved.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", "navigate" or "continue" or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, our ability to successfully develop new products that garner customer acceptance and generate sales, both domestically and internationally, in the face of substantial competition; our ability to successfully transition our business towards the food service technology market; our ability to remediate the material weaknesses over internal control over financial reporting; risks associated with potential future acquisitions; our dependence on a significant customer; general economic conditions; the global spread of the coronavirus leading to disruptions in operations of manufacturers in China and Thailand that we rely on for the manufacturing and assembly of our printers and terminals as well as travel restrictions and a reduction in consumer spending impacting the Company’s supply, sales and delivery of its products; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our dependence on significant suppliers; our dependence on third parties for sales outside the United States; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; the effect of the United Kingdom’s withdrawal from the European Union; and other risk factors detailed in TransAct's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Investor Contact:
Bart Shuldman Chairman and Chief Executive Officer TransAct Technologies Incorporated 702-388-8180	Michael Bowen ICR, Inc. Michael.Bowen@icrinc.com 203-682-8299	Marc P. Griffin ICR, Inc. Marc.Griffin@icrinc.com 646-277-1290